Exhibit 99.1

Date:            December 31, 2007

                     Maggie Sayre

                     Public Relations Representative

                     MQ Associates, Inc.

                     202-460-3647

                     maggie@sayreconsulting.com

MQ Associates, Inc. announces cash tender offer for 12¼% Senior Discount Notes due 2012 (CUSIP No. 55345RAC2) and related consent solicitation

Alpharetta, GA — MQ Associates, Inc. (“MQ Associates”) announced today that it is offering to purchase for cash any and all of its outstanding 12¼% Senior Discount Notes due 2012 (CUSIP No. 55345RAC2) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 31, 2007 and the accompanying Consent and Letter of Transmittal (together, the “Offer Documents”). The tender offer will expire at midnight, New York City time, on January 29, 2008, unless extended or earlier terminated. The consideration for each $1,000 in principal amount at maturity of Notes tendered and accepted for purchase pursuant to such tender offer will be 107.081% of the accreted value of such Notes as of the later of January 29, 2008 and the applicable payment date.

In connection with the tender offer, MQ Associates is soliciting the consents of holders of the Notes to proposed amendments to the indenture governing the Notes (the “Proposed Amendments”). The primary purpose of the consent solicitation and the Proposed Amendments is to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture governing the Notes. In order for the Proposed Amendments to be effective, holders of a majority in aggregate outstanding principal amount at maturity of the Notes must consent to the Proposed Amendments. Holders of Notes may not tender their Notes without delivering the related consents. Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments prior to 5:00 p.m., New York City time, on January 14, 2007 shall be entitled to a consent payment of $28.12 for each $1,000 in principal amount at maturity of Notes (representing 3% of the accreted value of such Notes as of January 29, 2008) tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer.

MQ Associates has entered into agreements with holders of Notes representing 58.4% in aggregate principal amount at maturity of the outstanding Notes, pursuant to which agreements such holders have agreed to tender and deliver consents in respect of all of their Notes pursuant to the tender offer and consent solicitation.

The consummation of the tender offer is conditioned upon, among other things, receipt of consents to the Proposed Amendments from the holders of a majority in aggregate outstanding principal amount at maturity of the Notes. If any of the conditions to the tender offer are not satisfied, MQ Associates may terminate the tender offer and return tendered Notes, waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, extend the tender offer or amend the tender offer. Full details of the terms and conditions of the tender offer and consent solicitation are included in the Offer Documents.

Jefferies & Company, Inc. will act as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (toll-free).

D.F. King & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others).

The tender offer and consent solicitation is being made solely by means of the Offer Documents.  Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of MQ Associates.  No recommendation is made as to whether holders of the Notes should tender their Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MQ Associates’ future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MQ Associates’ current expectations and are subject to a number of risks, uncertainties and assumptions.  MQ Associates can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the recently closed merger with Novant, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MQ Associates’ Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other periodic reports filed with the SEC. MQ Associates undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  MedQuest centers provide high quality diagnostic imaging services using a variety of technologies including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest operates a network of 92 centers in 13 states located primarily throughout the southeastern and southwestern United States.